EXHIBIT 4.2

                       Employment Agreement of Dan Potter

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Employment Agreement, ("Agreement"), effective February 5th, 2004 (the "Effective Date"), is between Dan A. Potter ("Employee") and USURF America, Inc. ("Employer"). In consideration of the mutual covenants contained herein, Employee and Employer agree as follows:

     1. Employment. Employee has certain management skills and expertise related to the telecommunications industry, which Employer desires to utilize in its telecommunications operations. Therefore, Employee agrees to render services to Employer, pursuant to Section 2 and for the period described in Section 3(a), subject to the terms and conditions set forth herein.

     2. Responsibilities of Employee. During the term of this Agreement, Employee agrees to provide such services (the "Services") as directed by Employer's Board of Directors.

     3. Term.

          a. Term. The period of Employee's service under this Agreement shall commence on the Effective Date and shall terminate one (1) year later, unless this Agreement is terminated earlier pursuant to Section 3(b) ("Term").

          b. Termination. This Agreement may be terminated by Employer without notice if Employee (1) commits any act of gross misconduct or in any way breaches his obligations under this Agreement; (2) engages in any misconduct which, in the opinion of Employer, brings him, Employer, or any affiliated entity into disrepute; (3) is convicted of any felony or any criminal offense involving theft or financial impropriety; or (4) commits any act of dishonesty relating to Employer, any affiliated entity, or any of Employer's employees or agents. Employer shall not terminate this Agreement for any other reasons than those specified in this Section 3b. Notwithstanding any other provisions of this Agreement, including those contained in this sub-section 3b, Employee shall not be required to refund or forfeit any of the compensation provided in Section 4
(a).

     4. Compensation. As compensation for the Services rendered by Employee under this Agreement, and as an inducement material to entering into employment with Employer, Employee shall receive the following:

          a. 1,514,500 shares of USURF America, Inc. common stock, which shares shall be represented by a single stock certificate and issued by February 27, 2004. The Shares to be issued hereunder, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and will be free and clear of any liens or encumbrances. Such Shares shall be issued pursuant to an effective Form S-8 registration statement files with the U.S. Securities and Exchange Commission and, when issued, the Shares shall be free of restriction and freely tradable;

          b. 1,514,500 common stock purchase warrants (the "Warrants"), in the form attached hereto as Exhibit A, to purchase a like number of shares of the Employer's common stock under the terms and conditions set forth in the Warrant;

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          c. Local and long-distance telephone service ("On Net") and other services such as DSL internet and cable television, if and when they become available On-Net, for Employee, Brent Hawker & Co., Paul Thompson, and Mary Fortey. All such long-distance telephone services shall be limited to a maximum of $50.00 per month per party served.

          d. Employer will take all steps reasonably necessary to assist Employee in maintaining the medical insurance coverage provided to him, as of the Effective Date, through the plan offered by the Personnel Department (the "Plan"). Employer will not knowingly take any action which may reasonably be expected to cause a termination of such insurance coverage. Notwithstanding the foregoing, Employee acknowledges that Employer has no influence or control over the policies and criteria utilized, or decisions made, by The Personnel Department regarding the qualification of any person to obtain or maintain insurance coverage under the Plan. Employer can give no assurances regarding Employee's continued coverage under the Plan after the Effective Date.

          e. Employee may receive such other compensation as mutually agreed to by Employer and Employee.

     5. Employee Status. Employer shall have control over the details and means of Employee's performance of the Services. This agreement creates an employer-employee relationship between Employer and Employee.

          a. Time and Effort. During the Term of this Agreement, Employee's shall devote such time and effort as may reasonably be required from time-to-time to perform the duties under this Agreement as may be requested by Employer.

          b. Expenses. Employer will not be required to reimburse Employee for any expenses incurred by Employee in rendering the Services under this Agreement, except to the extent agreed upon by Employer in advance and in writing.

     6. Dispute Resolution. If any dispute arises out of or relates to this Agreement, or the breach thereof, and if such dispute cannot be settled by the parties through negotiation, the parties agree to try in good faith to settle the dispute by mediation. If the dispute cannot be settled by negotiation or mediation, the dispute shall be settled by final and binding arbitration in Colorado Springs, Colorado, pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

     7. Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (collectively called "Notice") shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

                  If to Employee, addressed to:

                           Dan A. Potter
                           6189 Lehman Drive
                           Colorado Springs, CIO. 80918
                           Fax: (719) 592-0836

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

                  If to Employer, addressed to:

                           USURF America, Inc.
                           Attention: Ken Upcraft
                           6005 Delmonico Dr., Suite 140
                           Colorado Springs, CO 80919
                           Fax: (719) 260-6456

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

     8. Entire Agreement: Amendments and Waivers. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

     9. Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party without the prior written consent of the other party; provided, however, that Employer may assign its rights and obligation under this Agreement to any of its affiliated companies, without Employee's prior consent.

     10. Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, Employer and Employee shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

     11. Nondisclosure of Confidential Information.

          a. Employee agrees not to make any unauthorized use, publication, or disclosure, during or subsequent to Employee's service to the Employer, of any confidential or proprietary information generated or acquired by Employee during the course of Employee's service, except to the extent that the disclosure of the information is necessary to fulfill Employee's responsibilities in its service to the Employer.

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

          b. Employee understands that "confidential" and/or "proprietary" information includes information not generally known by or available to the public, pertaining or belonging to Employer, the Employer's clients or other entities which Employer may have an obligation to maintain information in confidence, and that authorization for public disclosure may be obtained only through Employer's written consent.

          c. Employee understands and agrees that the information protected by this Agreement includes, but is not limited to, information regarding ideas, discoveries, designs, inventions, improvements, trade secrets, know-how, manufacturing processes, product formulae, design specifications, writings and other works of authorship, computer programs, financial figures, marketing plans, vendor lists and data, customer lists and data, business plans or methods and the like, which relate in any manner to the actual or anticipated business of the Employer, or related to its actual or anticipated areas of research and development.

          d. Employee agrees to deliver to Employer, at the request of the Employer, or at the termination of Employee's service, all correspondence, memoranda, notes, records, drawings, sketches, plans, customer lists, computer programs, computer software and data, programming documents and all copies thereof made, composed or received by Employee, during the term of the Employee's service.

          e. In the event of a breach or attempted breach of the provisions of this Section 12 by Employee, it is understood and agreed that, notwithstanding the provisions of Section 7 above, Employer shall be entitled to injunctive relief, as well as any other applicable remedy at law or in equity. Employee expressly agrees and acknowledges that this Agreement is reasonable and necessary for the protection of the business of Employer.

     12. Headings. The headings of the sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     13. Governing Law. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado.

     14. Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.


                            [Signatures on next page]






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

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above to be effective as of such date.



EMPLOYEE                                    USURF AMERICA, INC.



_______________________________             By: ________________________________
DAN A. POTTER

                                            ____________________________________
                                            Printed Name

                                            ____________________________________
                                            Title




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

                                    Exhibit A
                              Common Stock Warrant
                              --------------------

THE SECURITIES REPRESENTED BY THIS CERTIFICATE, AS WELL AS THE SECURITIES INTO WHICH THESE SECURITIES MAY BE CONVERTED, HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION AFFORDED BY SECTION 4(6) OF THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE TRANSFERRED WITHOUT REGISTRATION, EXCEPT IN A TRANSACTION EXEMPT FROM REGISTRATION.

                               USURF America, Inc.
              (Incorporated Under the Laws of the State of Nevada)
                   ____________ COMMON STOCK PURCHASE WARRANTS
         (EACH WARRANT ENTITLES THE HOLDER TO PURCHASE ONE COMMON SHARE)
                      INITIAL WARRANT EXERCISE PRICE $0.25

THIS CERTIFIES THAT, for value received, ___________________ (the "Holder"), as registered owner of this Common Stock Purchase Warrant (a "Warrant" or the "Warrants"), is entitled at any time or from time to time after issuance hereof at or before 5:00 p.m., Central Time, on the date that is one year from the date hereof (the "Expiration Date"), to subscribe for, purchase and receive the above specified, fully-paid and non-assessable shares of $.0001 par value common stock (the "Common Shares") of USURF America, Inc., a Nevada corporation (the "Company"), at the purchase price of $0.25 per share (the "Exercise Price"), upon presentation and surrender of this Warrant and payment of the Exercise Price for such Common Shares of the Company at the principal office of the Company, but only subject to the conditions set forth herein. The Exercise Price and the number of Common Shares purchasable upon exercise of each Warrant are subject to adjustments upon the occurrence of certain events described herein.

Upon due presentment for transfer of this Warrant at the principal office of the Company, a new Warrant of like tenor and evidencing, in the aggregate, a like number of Warrants, subject to any adjustments made in accordance with the provisions hereof, shall be issued to the transferee in exchange for this Warrant, subject to the limitations provided herein, upon payment of any tax or governmental charge imposed in connection with such transfer.

The holder of the Warrants evidenced hereby may exercise all or any whole number of such Warrants during the period and in the manner stated herein. The Exercise Price payable in lawful money of the United States of America and in cash or by certified or bank cashier's check or bank draft payable to the order of the Company. If, upon exercise of any Warrants evidenced hereby, the number of Warrants exercised shall be less than the total number of Warrants so evidenced, there shall be issued to the Warrant holder a new Warrant evidencing the number of Warrants not so exercised. No Warrant may be exercised after 5:00 p.m., Central Time, on the Expiration Date and any Warrant not exercised by such time shall become void, unless extended by the Company. The Company covenants that it will, at all times, reserve and have available from its authorized shares of Common Stock such number of shares of Common Stock as shall then be issuable on exercise of all outstanding Warrants. The Company covenants that all Warrant Shares, when issued, shall be duly and validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof.

     At any time prior to ninety (90) days after the registration of the common stock under the Securities Act of 1933, the Holder may request recertification of the Warrant to additional parties (each a "Holder") on the same terms and conditions as set forth in this Certificate, provided that the Company has the right to refuse this request if it reasonably determines that the requested redistribution would not comply with state or federal securities laws.

Adjustment of Exercise Price and Shares
---------------------------------------

In the event, prior to the expiration of the Warrants by exercise or by their terms, the Company shall issue any of its Common Stock as a stock dividend or shall subdivide the number of outstanding shares of Common Stock into a greater number of shares, then, in either of such events, the Exercise Price in effect at the time of such action shall be reduced proportionately and the number of shares of Common Stock purchasable pursuant to the Warrants shall be increased proportionately. Conversely, in the event the Company shall reduce the number of its outstanding shares of Common Stock by combining such shares into a smaller number of shares, then, in such event, the Exercise Price in effect at the time of such action shall be increased proportionately and the number of shares of Common Stock at that time purchasable pursuant to the Warrants shall be decreased proportionately. Such stock dividend paid or distributed on the Common Stock in shares of any other class of the Company or securities convertible into shares of Common Stock shall be treated as a dividend paid or distributed in shares of Common Stock to the extent shares of Common Stock are issuable on the payment or conversion thereof.

In the event, prior to the expiration of the Warrants by exercise or by their terms, the Company shall be recapitalized by reclassifying its outstanding shares of Common Stock into shares with a different par value, or by changing its outstanding Common Stock to shares without par value or in the event of any other material change of the capital structure of the Company or of any successor corporation by reason of any reclassification, recapitalization or conveyance, prompt, proportionate, equitable, lawful and adequate provision shall be made whereby any holder of the Warrants shall thereafter have the right to purchase, on the basis and the terms and conditions specified in this Agreement, in lieu of the shares of Common Stock of the Company theretofore purchasable on the exercise of any Warrant, such securities or assets as may be issued or payable with respect to, or in exchange for, the number of shares of Common Stock of the Company theretofore purchasable on exercise of the Warrants had such reclassification, recapitalization or conveyance not taken place; and, in any such event, the rights of any holder of a Warrant to any adjustment in the number of shares of Common Stock purchasable on exercise of such Warrant, as set forth above, shall continue and be preserved in respect of any stock, securities or assets which the holder becomes entitled to purchase; provided, however, that a merger, acquisition of a going business or a portion thereof (whether for cash, stock, notes, other securities, or a combination of cash and securities), exchange of stock for stock, exchange of stock for assets, or like transaction involving the Company, in which the Company is the surviving entity, will not be considered a "material change" for purposes of this paragraph, and no adjustment shall be made hereunder by reason of any such merger, acquisition, exchange of stock for stock, exchange of stock for assets, or like transaction.

In the event the Company, at any time while the Warrants shall remain unexpired and unexercised, shall sell all or substantially all of its property, or dissolves, liquidates or winds up its affairs, prompt, proportionate, equitable, lawful and adequate provision shall be made as part of the terms of such sale, dissolution, liquidation or winding up such that the holder of a Warrant may thereafter receive, on exercise of such Warrant, in lieu of each share of Common Stock of the Company which such holder would have been entitled to receive upon exercise of such Warrant, the same kind and amount of any stock, securities or assets as may be issuable, distributable or payable on any such sale, dissolution, liquidation or winding up with respect to each share of Common Stock of the Company; provided, however, that, in the event of any such sale, dissolution, liquidation or winding up, the right to exercise the Warrants shall terminate on a date fixed by the Company, such date to be not earlier than 5:00 p.m., Central Time, on the 30th day next succeeding the date on which notice of such termination of the right to exercise the Warrants has been given by mail to the holders thereof at such addresses as may appear on the books of the Company.

In the event, prior to the expiration of the Warrants by exercise or by their terms, the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to purchase shares of its Common Stock at a price per share more than 10% below the then-current market price per share (as defined below) of its Common Stock at the date of taking such record, then (i) the number of shares of Common Stock purchasable pursuant to the Warrants shall be determined as follows: the number of shares of Common Stock purchasable pursuant to a Warrant immediately prior to such adjustment (taking into account fractional interests to the nearest 1,000th of a share) shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock of the Company then outstanding (excluding the Common Stock then owned by the Company) immediately prior to the taking of such record, plus the number of additional shares offered for purchase, and the denominator of which shall be the number of shares of Common Stock of the Company outstanding (excluding the Common Stock owned by the Company) immediately prior to the taking of such record, plus the number of shares which the aggregate offering price of the total number of additional shares so offered would purchase at such current market price; and (ii) the Exercise Price per share of Common Stock purchasable pursuant to a Warrant shall be determined as follows: the Exercise Price in effect immediately prior to the taking of such record shall be multiplied by a fraction, the numerator of which is the number of shares of Common Stock purchasable immediately prior to the taking of such record, and the denominator of which is the number of shares of Common Stock purchasable immediately after

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

the taking of such record as determined pursuant to clause (i) above. For the purpose hereof, the current market price per share of Common Stock of the Company at any date shall be deemed to be the average of the closing prices, as reported by the American Stock Exchange, for 20 consecutive business days commencing 15 business days prior to the record date.

On exercise of the Warrants by the Holder, the Company shall not be required to deliver fractions of shares of Common Stock; provided, however, that prompt, proportionate, equitable, lawful and adequate adjustment in the Exercise Price payable shall be made in respect of any such fraction of one share of Common Stock on the basis of the Exercise Price per share.

In the event, prior to expiration of the Warrants by exercise or by their terms, the Company shall determine to take a record of the holders of its Common Stock for the purpose of determining shareholders entitled to receive any stock dividend, distribution or other right which will cause any change or adjustment in the number, amount, price or nature of the Common Stock or other stock, securities or assets deliverable on exercise of the Warrants pursuant to the foregoing provisions, the Company shall give to the Registered Holder of the Warrants at the addresses as may appear on the books of the Company at least 15 days' prior written notice to the effect that it intends to take such a record. Such notice shall specify the date as of which such record is to be taken; the purpose for which such record is to be taken; and the number, amount, price and nature of the Common Stock or other stock, securities or assets which will be deliverable on exercise of the Warrants after the action for which such record will be taken has been completed. Without limiting the obligation of the Company to provide notice to the Registered Holder of the Warrant Certificate of any corporate action hereunder, the failure of the Company to give notice shall not invalidate such corporate action of the Company.

The Warrant shall not entitle the Holder to any of the rights of shareholders or to any dividend declared on the Common Stock, unless the Warrant is exercised and the Warrant Shares purchased prior to the record date fixed by the Board of Directors of the Company for the determination of holders of Common Stock entitled to such dividend or other right.

No adjustment of the Exercise Price shall be made as a result of, or in connection with, (i) the establishment of one or more employee stock option plans for employees of the Company, or the modification, renewal or extension of any such plan, or the issuance of Common Stock on exercise of any options pursuant to any such plan, (ii) the issuance of individual warrants or options to purchase Common Stock, the issuance of Common Stock upon exercise of such warrants or options, or the issuance of Common Stock in connection with compensation arrangements for directors, officers, employees, consultants or agents of the Company or any Subsidiary, and the like, or (iii) the issuance of Common Stock in connection with a merger, acquisition of a going business or a portion thereof (whether for cash, stock, notes, other securities, or a combination of thereof), exchange of stock for stock, exchange of stock far assets, or a like transaction.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its President and its Executive Vice President.

Dated: ______________, 2004


USURF America, Inc.


By: _____________________________
         Douglas O. McKinnon
         President and CEO


By: _____________________________
         Kenneth J. Upcraft
         Executive Vice President


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